Exhibit 10.1

THIRD AMENDMENT TO SPONSOR AGREEMENT

THIS THIRD AMENDMENT (this “Third Amendment”) to the Sponsor Agreement, dated as of January 27, 2025, as amended by the First Amendment to Sponsor Agreement, dated as of November 12, 2025 (the “First Amendment”), and the Second Amendment to Sponsor Agreement, dated as of March 13, 2026 (the “Second Amendment”, as so amended, the “Sponsor Agreement”), by and between Hashdex Asset Management Ltd., a Cayman limited company (the “Sponsor”), and Hashdex Nasdaq CME Crypto Index ETF (f.k.a. Hashdex Nasdaq Crypto Index US ETF), a statutory trust organized under the laws of Delaware (the “Trust”), is made as of July 23, 2026 (the “Effective Date”) by and between the Sponsor and the Trust.

WHEREAS, reference is made to the Sponsor Agreement; and

WHEREAS, pursuant to the Trust Agreement, the Trust has authorized and issued a separate class of unlisted shares designated as the Sponsor Share (the “Sponsor Share”), held exclusively by the Sponsor, which entitles the Sponsor to a special allocation of income that may be generated from the Trust’s staking activities, and provides for the Trust to participate in staking activities with respect to certain of its crypto asset holdings; and

WHEREAS, in connection with the commencement of the Trust’s staking program, the parties hereto desire to amend certain provisions of the Sponsor Agreement to reflect the Sponsor’s special allocation in respect of staking activities, the treatment of staking-related expenses, and other related matters, as more particularly described below.

NOW, THEREFORE, in consideration of the foregoing, the Sponsor Agreement is hereby amended as follows:

1. A new Paragraph 3A is hereby added to the Sponsor Agreement as follows:

3A. Staking Activities.

(a)	The Sponsor may, in its sole discretion, cause a portion of the Trust’s crypto asset holdings to be used, directly or indirectly (through an agent or otherwise), to participate in the relevant Index Constituent Network’s proof-of-stake validation protocols (if applicable), in exchange for the receipt of consideration, including but not limited to staking rewards paid in-kind (collectively, “Staking” or “Staking Activities”). In connection with the Trust’s Staking Activities, the Sponsor’s duties shall include: (i) selecting and evaluating one or more third-party staking services providers (each, a “Staking Services Provider”), taking into account, among other factors, the provider’s financial health, operational performance, custodian support and compatibility, reliability, reputation, uptime record, and slashing history; (ii) determining the amount and timing of the Trust’s crypto assets to be staked and unstaked, including, but not limited to, establishing a target range of utilization rate which is based on factors including unbonding periods, historical and stressed redemption activity, Trust size, projected staking yields, staking provider reliability, secondary market liquidity, and broader market conditions; (iii) monitoring the Trust’s staking and bonding/unbonding activity on a daily basis; (iv) managing liquidity in accordance with the Trust’s liquidity risk policies and procedures; and (v) instructing the Staking Services Provider(s) on when to stake and/or unstake the Trust’s crypto assets. The Staking Services Provider(s) shall exercise no discretion as to the amount of the Trust’s crypto assets to be staked or the timing of the Staking Activities. The Sponsor may, in its sole discretion, reduce or cease staking activities.

(b)	The Sponsor, as holder of the Sponsor Share issued pursuant to the Trust Agreement, is entitled to allocations and distributions of Net Staking Income (as defined in the Trust Agreement) as set forth in the Trust Agreement. Such allocations constitute a special economic allocation through the Sponsor Share and are separate from, and in addition to, the Management Fee. Distributions of Net Staking Income to the Sponsor shall be made in accordance with the Trust Agreement.

2. Paragraph 7 of the Sponsor Agreement is amended and restated as follows:

7. Sponsor’s Compensation.

Management Fee. The Trust shall pay the Sponsor a fee (“Management Fee”), monthly in arrears, in an amount equal to 0.25% per annum of the daily net asset value of the Trust. For purposes of calculating the Management Fee, the “net asset value of the Trust” refers to the net asset value attributable to the common shares of the Trust (“Common Shares”). The Sponsor Share is not subject to the Management Fee. The Sponsor may, at its sole discretion and from time to time, waive all or a portion of the Management Fee for stated periods of time. The Sponsor is under no obligation to waive any portion of its fees, and any such waiver shall create no obligation to waive any such fees during any period not covered by the waiver. The Management Fee shall be paid in consideration of the Sponsor’s services related to the management of the Trust’s business and affairs. The Administrator will calculate the Management Fee on a daily basis with respect to the net asset value of the Trust, and the Management Fee will be paid directly by the Trust to the Sponsor. The Management Fee will accrue daily and be payable monthly in cash.

3. Paragraph 8 of the Sponsor Agreement is amended by adding the following new subsection (c) immediately following subsection (b):

(c) Staking-Related Expenses. In connection with the Trust’s Staking Activities, the Trust incurs fees that, depending on the asset, are either paid to the Staking Services Provider or retained at source by the applicable validator, which vary by asset and are deducted from gross staking rewards before the calculation of Net Staking Income, as set forth in the applicable agreement between the Trust and the Staking Services Provider. For the avoidance of doubt, the Staking Services Provider’s Portion (as defined in the Trust Agreement) is separate from, and in addition to, the ordinary fees and expenses described in Paragraph 8(a), and shall not be counted toward the $250,000 per annum ordinary legal fees and expenses threshold referenced therein.

4. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Trust Agreement or the Prospectus (as defined in the Trust’s then-current registration statement filed with the U.S. Securities and Exchange Commission), as applicable.

5. All other provisions of the Sponsor Agreement remain unchanged and in full force and effect.

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IN WITNESS WHEREOF, this Third Amendment is hereby adopted as of the Effective Date.

Hashdex Nasdaq CME Crypto Index ETF

By:	/s/ Samir Elias Hachem Kerbage
	Name:	Samir Elias Hachem Kerbage
	Title:	Director of Hashdex Asset Management Ltd., in capacity as Sponsor of Hashdex Nasdaq CME Crypto Index ETF

Hashdex Asset Management Ltd.

By:	/s/ Samir Elias Hachem Kerbage
	Name:	Samir Elias Hachem Kerbage
	Title:	Director of Hashdex Asset Management Ltd.

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